UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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U.S.B. Holding Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S.B. HOLDING CO., INC.
100 Dutch Hill Road
Orangeburg, New York 10962

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 23, 2007

To the Stockholders of U.S.B. Holding Co., Inc.:

          At the direction of the Board of Directors of U.S.B. Holding Co., Inc. (the “Company”), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901 on May 23, 2007 at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

1. The election of two Directors, constituting Class I members of the Board of Directors, to a three-year term of office.

          2.          The ratification of the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

3. Any other business that may be properly brought before the meeting or any adjournment or postponement thereof.

          All holders of record of shares of the common stock of the Company at the close of business on April 18, 2007 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. A list of stockholders entitled to vote at the meeting will be available at the meeting and at the Company’s executive offices, 100 Dutch Hill Road, Orangeburg, New York 10962, for a period of ten days prior to the meeting.

By order of the Board of Directors

Raymond J. Crotty
President, Chief Operating Officer and Secretary

April 27, 2007

          YOU ARE REQUESTED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE, OR IF YOU PREFER, VOTE BY USING THE TELEPHONE OR THE INTERNET, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

U.S.B. HOLDING CO., INC.
100 Dutch Hill Road
Orangeburg, New York 10962

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 23, 2007

          This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of U.S.B. Holding Co., Inc. (the “Company”), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (local time) on Wednesday, May 23, 2007 at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901 (the “Meeting”), and at any adjournments or postponements thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the accompanying form of proxy are being mailed to the stockholders on or about April 27, 2007. The Annual Report of the Company for the year 2006 is furnished to stockholders with this Proxy Statement.

          At the Meeting, two Class I Directors will be elected to the Board of Directors to serve for a three-year term (until the 2010 Annual Meeting of Stockholders), with each Director to hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Stockholders will also vote to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

VOTING RIGHTS AND PROXIES

          The Board of Directors has fixed the close of business on April 18, 2007, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 21,905,843 shares of common stock, $0.01 par value per share (“Common Stock”), which is the Company’s only authorized and outstanding class of stock entitled to vote at the Meeting.

          A majority of the outstanding shares of Common Stock is required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting. Directors are elected by a plurality of the votes cast by the holders of Common Stock present at the Meeting, in person or by proxy, and entitled to vote thereon. Ratification of the Audit Committee’s appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote thereon. Shares of Common Stock as to which the “ABSTAIN” box has been selected on the proxy card with respect to the ratification of the independent registered public accounting firm will be counted as present at the Meeting and entitled to vote thereon and will have the effect of a vote against such ratification. In contrast, shares of Common Stock underlying broker non-votes and shares for which a proxy card is not returned will not be counted as present at the Meeting and entitled to vote thereon and will have no effect on the vote on that proposal.

          You may vote your shares by using the Internet, by telephone, or by mail, as described below:

          (i)          By Internet. Vote at the Internet address shown on the enclosed form of proxy. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, May 22, 2007. Once you are into the Internet voting system, you can record and confirm (or change) your voting instructions.

          (ii)         By telephone. Use the toll free telephone number shown on the enclosed form of proxy. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on Tuesday, May 22, 2007. Once you are into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

          (iii)        By mail. Mark, sign and date the enclosed form of proxy and return it in the enclosed postage-paid envelope. If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions. Properly executed but unmarked proxy cards will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the Audit Committee’s appointment of the independent registered public accounting firm.

          Alternatively, you may attend the Meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights from the stockholder of record to vote personally at the Meeting.

          Any stockholder who executes a proxy has the power to revoke it at any time before it is voted. Revocation may be made effective by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company, at the principal offices of the Company or at the Meeting prior to the opening of the balloting at the Meeting, a written notice of revocation or a later-dated, properly executed proxy.

          The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by Directors, officers, and other employees of the Company or of Union State Bank (the “Bank”), the Company’s commercial banking subsidiary, but none of such persons will receive any compensation for their solicitation activities in addition to their regular compensation. At the present time, the Company has not retained a firm to assist in the solicitation of proxies, but reserves the right to do so in the event the Board of Directors shall deem such retention appropriate. Should the Company, in order to solicit proxies, request the assistance of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to stockholders and obtaining their proxies. The Company will bear all costs of soliciting proxies.

          Participants in the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) Provisions) (“KSOP”) have the right to direct the voting of the Common Stock held in their plan accounts but do not have the right to vote those shares personally at the Meeting. Such participants will receive a copy of this Proxy Statement and the accompanying form of proxy for the shares held in their plan accounts. In addition to taking actions to vote any other shares held by such participants, they will need to return the proxy card relating to the shares held in their plan accounts, or vote such shares by using the telephone or Internet, because actions taken to vote their other shares will not affect the voting of the shares held in their plan accounts, nor will actions taken with respect to the shares held in their plan accounts affect the voting of any other shares held by such participants.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

          The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of March 31, 2007:

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership*	Percent of Class**

Thomas E. Hales (a) 66 Brookwood Drive Briarcliff Manor, NY 10510	3,719,814	16.17

Howard V. Ruderman (b) 6 Aspen Court Pomona, NY 10970	1,297,162	5.87

Harald R. Torsoe (c) 4 Bridgitte Court Suffern, NY 10901	1,470,112	6.71

Kenneth J. Torsoe (d) 70 West Gate Road Suffern, NY 10901	2,276,226	10.33

U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (e) 100 Dutch Hill Road Orangeburg, NY 10962	1,708,299	7.80

*

The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date.

**	Based on 21,905,092 shares of Common Stock outstanding as of March 31, 2007.

(a)

Includes 634,823 shares owned by Mr. Hales jointly with his wife, 199,711 shares owned by his wife, 262,576 shares held by the Hales Family Foundation, Inc., 190,719 shares held by the Hales Family LLC, 1,106,125 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007, and 330,523 shares allocated to Mr. Hales under the KSOP.

(b)	Includes 119,679 shares owned by Mr. Ruderman’s wife and 199,320 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007.

(c)	Includes 34,343 shares owned by Harald R. Torsoe’s wife.

(d)	Includes 124,575 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007.

(e)

The KSOP is an employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The KSOP provides for individual accounts for the accrued benefits of participating employees of the Company and the Bank and their beneficiaries and is administered by a committee. The assets of the KSOP are held in trust by Kevin J. Plunkett, Lynne Allan, Shannon Boyle, Thomas M. Buonaiuto, John Clerkin, Catherine Martini, William O’Neil, and Michael A. Tedesco (the “Trustees”). As of March 31, 2007, the Trustees held 1,708,299 shares on behalf of the KSOP, all of which were allocated to the accounts of individual participants. The Trustees are fiduciaries of the KSOP for the purpose of determining how to vote and whether to tender the KSOP’s shares of Common Stock. For voting and tendering purposes, each participant as a “named fiduciary” will be eligible to direct the Trustees how to vote and whether to tender as to the number of shares of

Common Stock that have been allocated to his or her account under the KSOP. Any shares that are attributable to employer contributions under the KSOP and which are unallocated shares, as well as any allocated shares with respect to which no voting or tendering instructions have been received, will be voted and tendered by the Trustees in their discretion. Under the KSOP, the Trustees have the sole power to dispose of shares of Common Stock owned by the KSOP that are attributable to employer contributions other than matching contributions. The KSOP requires such contributions to be invested “primarily” in Common Stock. Subject to that requirement, the Trustees may select alternative investments. As of March 31, 2007, approximately 700,820 shares of Common Stock owned by the KSOP were attributable to non-matching employer contributions and the Trustees had sole power to dispose of such shares. Contributions by employees under the KSOP, together with matching contributions by the employer, are invested either in Common Stock or in a fund consisting of other securities, as each participant directs, subject to the consent of the Trustees. As of March 31, 2007, approximately 1,007,479 shares of Common Stock owned by the KSOP were attributable to employee contributions or matching employer contributions and the Trustees had shared power (with the respective participants) to dispose or direct the disposition of such shares.

ITEM 1: ELECTION OF DIRECTORS

          Two Directors, Mr. Edward T. Lutz and Mr. Howard V. Ruderman, constituting Class I members of the Board of Directors, are proposed by the Nominating/Corporate Governance Committee of the Board and the Board of Directors to be elected to serve for a three-year term (until the 2010 Annual Meeting of Stockholders), with each to hold office until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

          The Company’s Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of Directors, as nearly equal in number as possible, with terms expiring in successive years. There are currently two Class I Directors with terms expiring at the Meeting, two Class II Directors with terms expiring in 2008 and three Class III Directors with terms expiring in 2009, making a total of seven Directors.

          All properly executed proxies that are timely received will be voted FOR the Board’s nominees for Director, unless contrary instructions are given. All nominees are presently Directors of the Company. Each nominee has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the proxies that would have been voted for the nominee not serving will be voted for the substitute nominee. The Board presently has no knowledge that any Board nominee will be unable to serve.

          The following information is furnished with respect to each of the Board’s nominees for Class I Directors and the Class II and Class III Directors continuing in office. The Board unanimously recommends a vote FOR each Class I Director nominee.

NOMINEES FOR DIRECTOR
CLASS I
(Terms Expiring in 2007)

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies	Served as a Director of the Company Since

Howard V. Ruderman, 79	1982
Retired - President, Mohegan Electric Supply Co., NY (1973 to 1997); Director of the Bank (since 1969).

Edward T. Lutz, 60	1999

President and CEO, Lutz Advisors, Inc. (since 2001); Principal, Tucker Anthony (1999 to 2001); Senior Vice President, Capital Resources, Inc. (1996 to 1999); Senior Vice President, Lyons Zomback & Ostrowski, Inc./Advest, Inc. (1988-1996); Regional Director FDIC - New York (1984 to 1988); Director of the Bank (since 1999); Lead Director of the Company (since 2006). Also a Director of Hemagen Diagnostics, Inc., a public company that trades on The NASDAQ Stock Market under the symbol “HMGN,” and of which Mr. Hales’s son is the CEO and a significant stockholder, and Mr. Hales is also a stockholder.

DIRECTORS CONTINUING IN OFFICE
CLASS II
(Terms Expiring in 2008)

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies	Served as a Director of the Company Since

Kevin J. Plunkett, 57	1998
Attorney, Partner of the law firm of Thacher Proffitt & Wood LLP (since 2000), and Member and Shareholder of the law firm of Plunkett & Jaffe, P.C., (1979 to 2000); Director of the Bank (since 1998).

Kenneth J. Torsoe, 71	1982
President, Torsoe Brothers Construction Corp.; Partner, Normandy Village Company; Partner, Normandy Village Apts., Nanuet, NY (since 1964); Director of the Bank (since 1981).

DIRECTORS CONTINUING IN OFFICE
CLASS III
(Terms Expiring in 2009)

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies	Served as a Director of the Company Since

Raymond J. Crotty, 59	1996

President and Chief Operating Officer of the Company and the Bank (since July 2005); Senior Executive Vice President and Chief Credit Officer of the Company and the Bank (1997 to 2005); Secretary of the Company and the Bank (since 2004); Assistant Secretary of the Company and the Bank (1995 to 2004); Executive Vice President and Chief Credit Officer of the Company and the Bank (1995 to 1997); Senior Vice President and Chief Credit Officer of the Bank (1988 to 1992); Director of the Bank (since 1995).

Thomas E. Hales, 70	1982

Chairman of the Board and Chief Executive Officer of the Company (since 1982); Chairman of the Board of the Bank (since 1981); Chief Executive Officer of the Bank (since 1983); President of the Company and the Bank (1984 to 2005); Director of the Bank (since 1981).

Michael H. Fury, 80	1982

Attorney, Senior Partner of the law firm of Fury, Kennedy & Griffin (since 1955); Secretary of the Company (1982 to 2004); Secretary of the Bank (1982 to 2004); General Counsel of the Company (1982 to 1998) and the Bank (1969 to 1998); Director of the Bank (since 1969).

Executive Officers

          As of December 31, 2006, the executive officers of the Company were Thomas E. Hales, Raymond J. Crotty, Thomas M. Buonaiuto, Diane M. O’Connor, Francis X. Sansone and Lawrence D. Stewart. Messrs. Hales and Crotty are described above. Information regarding Messrs. Buonaiuto, Sansone, and Stewart and Ms. O’Connor is set forth below.

Thomas M. Buonaiuto, 41

Executive Vice President and Chief Financial Officer of the Company and the Bank (since January 2006); Assistant Secretary of the Company and the Bank (since January 2006); Executive Vice President and Chief Financial Officer of Long Island Commercial Bank (1999 – 2005).

Diane O’Connor, 60

Executive Vice President and Senior Operations Officer of the Company and the Bank (since 2004); Senior Vice President and Senior Operations Officer of the Bank (1998 – 2004); Vice President and Systems Manager of the Bank (1996 – 1998); Assistant Vice President and Systems Manager of the Bank (1989 – 1996); Data Center Manager of the Bank (1985 – 1989).

Francis X. Sansone, 59

Executive Vice President and Chief Credit Officer of the Company and the Bank (since October 2005); Senior Vice President and Credit Administration Manager of the Bank (1996 – 2005); Vice President and Commercial Loan Officer of the Bank (1994 – 1996).

Lawrence D. Stewart, 56

Executive Vice President and Chief Lending Officer of the Company and the Bank (since October 2005); Senior Vice President and Senior Commercial Loan Officer of the Bank (1997 – 2005); Vice President and Commercial Loan Regional Manager of the Bank (1992 – 1997).

Board Committees and Meetings

          The Board of Directors of the Company met twelve times during 2006. Each Director attended 75% or more of the Board of Directors meetings held during the period he was a Director. Each Director attended 75% or more of the meetings held during 2006 for each Company committee of which such Director is a member. The standing committees of the Board, each of which is guided by a Charter approved by the Board, are: (i) the Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), presently comprised of Messrs. Lutz (Chairman), Ruderman, and Torsoe; (ii) the Compensation Committee, presently comprised of Messrs. Ruderman (Chairman), Lutz, and Torsoe; (iii) the Stock Option Committee, presently comprised of Messrs. Torsoe (Chairman), Fury, Lutz, and Plunkett; and (iv) the Nominating/Corporate Governance Committee, presently comprised of Messrs. Fury (Chairman), Lutz, Plunkett, and Torsoe. A copy of the Charter for each standing committee is available on the Company’s website at www.unionstate.com.

          The Audit Committee of the Company functions in a similar manner as that described below for the Bank’s Examining Committee, and also reviews and approves all of the Company’s external financial reporting and filings with the Securities and Exchange Commission (“SEC”). Also see the Audit Committee Report included elsewhere herein. The Audit Committee met fifteen times during 2006.

          The Compensation Committee establishes and reviews the policies and standards for hiring executives, makes recommendations to the Company’s Board concerning hiring, promotion, and compensation policy, and performs an annual performance evaluation of the CEO. The Compensation Committee assures that the executive officers of the Company and its subsidiaries are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. The ultimate decisions about compensation levels and compensation programs are made by the full Board, which may accept or reject the recommendations of the Compensation Committee. The Compensation Committee works in conjunction with the Stock Option Committee and the Nominating/Corporate Governance Committee with respect to equity-based compensation to be granted to any executive officer or Director. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee in the performance of its duties. In addition, the Compensation Committee may hire outside data sources to obtain independently verified information that the Compensation Committee evaluates when exercising its judgment in setting compensation. Furthermore, the Compensation Committee delegates responsibility for administering parts of the Company’s compensation programs to the Human Resources Department of the Bank. The Compensation Committee met four times during 2006.

          The Stock Option Committee evaluates equity-based compensation plans and the awarding of all equity-based compensation to Directors and employees, including options to purchase Common Stock of the Company under the Company’s stock option plans. The primary objectives of the Stock Option Committee are to advise and assist the Board of Directors by (i) discharging the Board’s responsibilities with respect to existing stock option and stock award plans and stock options and awards granted thereunder to all employees, executive officers and Directors, (ii) developing any future stock option and stock award plans; and (iii) assisting the Compensation Committee, as required, on its report on executive compensation for inclusion in the Company’s proxy statement. The Stock Option Committee met two times during 2006.

          The Nominating/Corporate Governance Committee solicits, evaluates, and makes recommendations to the Company’s Board with respect to nominees for the Board of Directors, and also establishes and monitors policy regarding corporate governance matters. The Nominating/Corporate Governance Committee is guided by its Charter and by the Company’s Corporate Governance Principles and Practices, copies of which are available on the Company’s website at www.unionstate.com. The Nominating/Corporate Governance Committee has also established a Director nomination process, which includes provisions for consideration of recommendations from stockholders. The Director nomination process is discussed in further detail elsewhere in this Proxy Statement. The Nominating/Corporate Governance Committee met two times during 2006.

          Each of the Directors of the Company is also a member of the Board of Directors of the Bank, which is the Company’s principal subsidiary. Among its standing committees, the Board of Directors of the Bank has an Executive Committee, an Examining Committee, and a Compensation Committee.

          The Executive Committee of the Bank’s Board of Directors has the authority to act in lieu of the Bank’s Board, but does not have authority to act on matters that are not within the ordinary course of business. The Executive Committee’s present members are Messrs. Torsoe (Chairman), Crotty, Fury, Hales, Lutz, Plunkett, and Ruderman.

          The Examining Committee of the Bank’s Board of Directors serves the same purposes that would be served by an audit committee. It reviews the Bank’s internal auditing and control procedures, and reviews and makes recommendations concerning internal accounting controls, financial reporting, and accounting policy. Its present members are Messrs. Lutz (Chairman), Plunkett, and Ruderman.

          The Compensation Committee of the Bank’s Board of Directors establishes and reviews the policies and standards for hiring employees and makes recommendations to the Bank’s Board concerning hiring, promotions and compensation policy. Its present members are Messrs. Ruderman (Chairman), Lutz, and Torsoe.

          The above Company and Bank committees meet as and when required, except for the Audit and Examining Committees which meet at least four times each year.

Executive Session Presiding Director

          On August 11, 2006, the Company named Edward T. Lutz as Lead Director to preside over executive sessions of non-management Director meetings. Executive sessions of non-management Director meetings are held as and when required, and will be held at least two times each year. Two executive sessions of non-management Director meetings were held in 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

          Pursuant to Section 16(a) of the Exchange Act and the Rules issued thereunder, the Company’s Directors, executive officers, and certain designated officers are required to file with the SEC reports of ownership and changes in ownership of Common Stock within two business days of any transaction required to be reported. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that all such reports have been timely filed except that Mr. Michael H. Fury did not timely file two required reports in April 2006 to report three transactions. A Form 4 reporting such transactions was filed with the SEC in May 2006.

Compensation of Directors

          The following table provides compensation information for the year ended December 31, 2006 for each member of the Company’s Board of Directors other than Messrs. Hales and Crotty. Compensation information for Messrs. Hales and Crotty is provided below under “EXECUTIVE COMPENSATION”.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total

Michael H. Fury	$60,000	—	$175,007	—	—	—	$235,007

Edward T. Lutz	$96,000	—	$52,970	—	$10,829	—	$159,799

Kevin J. Plunkett	$60,000	—	$99,951	—	$11,835	—	$171,786

Howard V. Ruderman	$60,000	—	$175,007	—	—	—	$235,007

Kenneth J. Torsoe	$60,000	—	$175,007	—	—	—	$235,007

(1)

Each Director of the Company received $4,500 for each month served on the Company’s Board of Directors during 2006. In addition, each Director of the Bank received $500 for each month served on the Bank’s Board of Directors. Mr. Lutz, as Chairman of the Company’s Audit Committee and Director assigned with responsibility for the detailed review of the Company’s and Bank’s policies, received an additional Board fee of $3,000 per month. No other compensation is paid to Directors for serving on or attending meetings of the committees of the Company’s or Bank’s Board of Directors.

(2)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS 123(R)”), of awards granted pursuant to the Company’s 2005 Director Stock Option Plan. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report for 2006, a copy of which is furnished with this Proxy Statement. Also see “Director Stock Option Plan” below. Additional information regarding the options granted to the Board during 2006 is set forth in the table below.

Name	Shares Granted in 2006	Grant Date Fair Value ($)	Total Vested Options at December 31, 2006 (Shares)	Total Outstanding Options at December 31, 2006 (Shares)

Michael H. Fury	24,915	$183,933	224,235	249,150

Edward T. Lutz	8,026	$59,251	20,061	28,087

Kevin J. Plunkett	14,715	$108,632	65,523	80,238

Howard V. Ruderman	24,915	$183,933	174,405	199,320

Kenneth J. Torsoe	24,915	$183,933	99,660	124,575

(3)

These amounts reflect the change in pension value for each director under the Director Retirement Plan for the year ended December 31, 2006. Assumptions used in the calculation of these amounts are included in footnote 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report for 2006, a copy of which is furnished with this Proxy Statement.

Director Stock Option Plan

          Under the Company’s 2005 Director Stock Option Plan, eligible non-employee Directors receive annually, effective as of the close of each annual meeting of stockholders of the Company, a non-qualified option to purchase a fixed number of shares of Common Stock at an exercise price equal to the market value of such shares on the date of the grant. The number of shares subject to the option is based upon the number of years of service completed by the Director. After two years of service, the Director is entitled to an option covering 1,338 shares. Each additional year of service entitles the Director to an option covering an additional 1,338 shares, until the Director has completed fifteen years of service, after which the Director is entitled to an annual option covering 24,915 shares.

          The options may not be exercised prior to the first anniversary of the date of grant and generally expire ten years after the date of grant. At December 31, 2006, there were 332,703 shares remaining to be granted under the 2005 Director Stock Option Plan.

Director Retirement Plan

          The non-employee Directors also participate in a Directors Retirement Plan. A non-employee Director who has served for a period of fifteen years is eligible to receive benefits under this plan. Vesting of benefits under the Director Retirement Plan is accelerated in the event of a change in control. Upon retirement, a non-employee Director will be paid $2,000 per month for a period not to exceed ten years. In the event of death of a non-employee Director after commencement of retirement payments but prior to the conclusion of the ten year payment period, the payments will be paid to his or her spouse at a rate of 50 percent of the retirement payment over the remaining term of the retirement payment period, or through the date of the spouse’s death if it occurs prior to completion of the payment period. Alternatively, the retiree may choose a lump sum payment equivalent to the present value of $200,000 paid in equal monthly installments over the ten year period, discounted based on an interest rate equal to the average ten-year advance rate from the Federal Home Loan Bank for the thirty days prior to the election. The Director Retirement Plan is unfunded. Benefit cost for the Director Retirement Plan for the years ended December 31, 2006 and 2005 was approximately $126,000 and $143,000, respectively.

Board Determination of Independence of Non-Management Directors

          The Company has reviewed employment, officer, Director and other relationships of each of its non-management Directors for purposes of evaluating the independence of each Director of the Company for service on the Board. The Company has established certain criteria for its determination of independence and such criteria are included in the Company’s Corporate Governance Principles and Practices, which is available on the Company’s website, www.unionstate.com, and which is also discussed in detail below. Based on the criteria as established in the Corporate Governance Principles and Practices, the Company has affirmatively determined that each non-management Director, Michael H. Fury, Edward T. Lutz, Kevin J. Plunkett, Howard V. Ruderman, and Kenneth J. Torsoe meets the independence standards established by the Company in accordance with New York Stock Exchange (“NYSE”) and SEC rules and regulations. Each of the Directors serving on the Company’s standing committees meets the foregoing standards of independence. In addition, Audit Committee members meet additional independence requirements as discussed elsewhere in this Proxy Statement.

Director Independence

A.	Purpose

          The Company believes that a combination of Directors who are executives of the Company, as well as Directors who are independent, provides an effective means to ensure the Board is well informed and understanding of business results, transactions, and strategic plans and goals. Consistent with SEC and NYSE rules, and the standards established by the Nominating/Corporate Governance Committee, the majority of the Board is comprised of independent Directors.

B.	Determination and Disclosure

          Directors must keep themselves free of conflicts of interest and avoid situations that give the appearance of conflicts. For the purposes of evaluating the independence of a Director, the Board considers the circumstances of each person. A Director may be determined to be independent only if the Director has no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company, and meets the further independence standards set forth below.

          The Board, through its Nominating/Corporate Governance Committee, will review all commercial and charitable relationships of Directors and make independence determinations on an annual basis, at the time the Board approves Director nominees for inclusion in the Proxy Statement, or at the time a Director joins the Board between annual meetings. The Board must make an affirmative determination as to the independence of each Director.

C.	Standards for Independence

          In connection with the Board’s assessment of its independent Directors, the following categorical standards and criteria have been established for evaluating such determination:

1.	A Director will not be considered independent if, within the preceding three years:

	a.	The Director, or any of his/her immediate family members, was employed by or held a position as an executive officer with the Company or any of its subsidiaries;

b.

The Director, or any of his/her immediate family members, received more than $100,000 per year in direct compensation or any consulting, advisory, or other compensation from the Company, other than Director or committee fees and pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service;

	c.	The Director, or any of his/her immediate family members, was affiliated with or employed by the Company’s present or former internal or external auditor; or

d.

The Director, or any of his/her family members, was employed (in the case of an immediate family member as an executive officer) by another company at a time when a Company executive officer served on that company’s compensation committee.

          2.       The relationship between the Company and an entity will be considered in determining a Director’s independence where the Director serves as an officer of the entity or, in the case of a for-profit entity, where the Director is a general partner or owns more than five (5) percent of the entity.

          3.       Generally, where a Director is an officer of a for-profit entity that is a client of the Company, whether as borrower, trading counterparty or otherwise, the financial relationship between the Company and the entity will not be deemed material to a Director’s independence if:

a.	The relationship was entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances; and

b.

The termination of the relationship in the normal course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operation or business of the borrower or other counterparty.

          However, the Board shall consider all relevant facts and circumstances when evaluating the materiality of such relationships.

          4.          Ownership of twenty (20) percent or more of any equity security of the Company with voting rights will not automatically preclude a determination of independence. Rather, such percentage of ownership will require consideration and determination by the Board and the Nominating/Corporate Governance Committee in evaluating independence.

          5.          A Director who is an executive officer or employee, or whose immediate family member is an executive officer or a partner, of a company (A) that accounts for a least two (2) percent or $1 million, whichever is greater, of the Company’s consolidated gross revenues, or (B) for which the Company accounts for at least two (2) percent or $1 million, whichever is greater, of such other company’s consolidated gross revenues, will not be deemed independent until three years after falling below such threshold.

          6.          A Director will not be considered independent if the Director or his/her immediate family member is an executive officer, employee, Director, or trustee of a not-for-profit organization to which the Company, its affiliates or U.S.B. Foundation, Inc. makes payments in any year in excess of two (2) percent of either the Company’s or the organization’s consolidated gross annual revenues, or $1 million dollars, whichever is greater. The Nominating/Corporate Governance Committee will also administer standards concerning any charitable contribution to organizations otherwise associated with a Director or his/her family member. The Company shall be guided by the interest of the Company and its stockholders in determining whether and the extent to which it makes charitable contributions.

          7.          The Company provides personal banking and other financial services to individuals in the ordinary course of business. The Sarbanes-Oxley Act of 2002 prohibits loans to Directors, as well as executive officers, except loans in the ordinary course of business and loans by an insured depository institution subject to Regulation O of the Board of Governors of the Federal Reserve System. Any loans to Directors will be made pursuant to the Sarbanes-Oxley Act of 2002 and related regulations. Generally, all such relationships in accordance with the foregoing provisions will not be deemed material for Director independence determinations unless a Director has an extension of credit that is on a non-accrual basis. However, the Board shall consider all relevant facts and circumstances when evaluating the materiality of such relationships.

          The foregoing standards comply with and supplement the NYSE independence standards.

D.	Current Directors

          Based on the criteria set forth herein, the Nominating/Corporate Governance Committee and the Board each affirmatively determined at its meeting on February 17, 2007, that each non-employee Director of the Company meets the above criteria for independence. When making the independence determinations, both the Nominating/Corporate Governance Committee and the Board of Directors reviewed the information relating to transactions certain Directors had in the ordinary course of business with the Company and the Bank (see “Certain Relationships and Transactions with Management” below for a discussion of these transactions). After considering this information, both the Nominating/Corporate Governance Committee and the Board concluded that these transactions would not interfere with the exercise of independent judgment of these Directors in carrying out their responsibilities as Directors of the Company.

          In addition, the Board and the Nominating/Corporate Governance Committee each determined that all Directors that serve on the Compensation, Stock Option, and Nominating/Corporate Governance Committees are independent based on an evaluation using the above standards. Furthermore, the Board and the Nominating/Corporate Governance Committee each determined that the Audit Committee members each meet the foregoing criteria for independence, as well as the independence standards established by the SEC and NYSE specific to the Audit Committee. (See “Audit Committee Independence” below).

Audit Committee Independence

          The Audit Committee is composed of three Directors, each of whom the Board of Directors of the Company has affirmatively determined to be independent based on NYSE requirements, as well as SEC rules, including Rule 10A-3, and as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. No Audit Committee member receives directly or indirectly any fees whatsoever from the Company, other than Board fees, and no Audit Committee member is considered an affiliate of the Company for determination of independence purposes. No Audit Committee member serves on the Audit Committee of any other public company, except for Mr. Lutz who serves on the Hemagen Diagnostics, Inc. Audit Committee. Such service by Mr. Lutz has been approved by the Board of Directors.

Audit Committee Financial Expert

          The Company has designated Mr. Edward T. Lutz as an Audit Committee Financial Expert. As discussed above, Mr. Lutz is independent for purposes of Audit Committee service. The Board of Directors has carefully evaluated Mr. Lutz’s experience as both a bank regulator and investment banker, and has affirmatively determined that he has the qualifications and highest standards of personal and professional integrity to be designated as an Audit Committee Financial Expert under the rules and regulations as established by the SEC.

Audit Committee Report

          In accordance with its written Charter adopted by the Board of Directors, the Audit Committee, which consists entirely of Directors who meet the independence and experience requirements of the NYSE and SEC, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.

          In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on such firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, including fees for non-audit services, and satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee also discussed with management, the internal auditors and Deloitte & Touche LLP the quality and adequacy of the Company’s internal control and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with Deloitte & Touche LLP and the internal auditors their audit plan and scope.

          The Audit Committee discussed and reviewed with Deloitte & Touche LLP all matters required to be discussed by the NYSE and auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and as prescribed by the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed Deloitte & Touche LLP’s audit of the consolidated financial statements. The Audit Committee also discussed the results of the internal audit examinations.

          The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2006, with management and Deloitte & Touche LLP. Management has the responsibility for the preparation of the Company’s financial statements and Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, has the responsibility for the audit of those statements.

          Based on the above-mentioned review, and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. The Audit Committee also recommended the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 and the Board of Directors concurred with such recommendation.

AUDIT COMMITTEE

Edward T. Lutz, Chairman
Howard V. Ruderman
Kenneth J. Torsoe

Director Nomination and Election Process

          The following describes the Company’s Director nomination and election process.

          Size

          The Board of Directors of the Company is currently composed of seven Directors. The Company’s preference is to maintain a smaller Board for the sake of efficiency. Two Directors are executive officers of the Company and thus are deemed not to be independent. The remaining five Directors are not employees of the Company. Each non-employee Director, after thorough inquiry and examination, has satisfied the independence requirements as set forth in the Company’s Corporate Governance Principles and Practices.

          Term

          Each Director is elected for a three year term. Each term is staggered so that not more than three Directors’ terms expire in any one year. Upon the pending expiration of a Director’s term, the Director completing his or her term must notify the Nominating/Corporate Governance Committee if he or she will stand for re-election and/or has the ability to continue service.

          Nominating Meeting

          Each year before the Annual Meeting of Stockholders (generally held in May), and prior to the submission of the Company’s annual Proxy Statement (generally issued in April), the Nominating/Corporate Governance Committee will meet to consider nominations of candidates to fill any vacancies on the Board. The Board, in conjunction with the Nominating/Corporate Governance Committee, will first evaluate whether it is appropriate to nominate a Director completing his or her term for re-election. The Board and the Nominating/Corporate Governance Committee will then consider the nomination of candidates to fill any vacancies on the Board.

          Criteria

          The following criteria are used by the Board and Nominating/Corporate Governance Committee in evaluating the qualifications of individuals proposed and nominated for election and/or re-election to the Board:

•	Level of stock ownership in the Company.

•	Knowledge of Company operations and banking industry in general.

•	Knowledge of lending, particularly commercial lending.

•	Experience in retail and commercial banking.

•	Level of knowledge of financial matters.

•	Present or past business relationship(s) with the Company and/or its affiliates.

•	Present or past business relationship(s) between the individual’s immediate family member(s) and the Company and/or its affiliates.

•	Level of involvement in communities in which the Company has business operations.

•	Integrity of the candidate.

•	Any other qualifications the Board deems to be significant, including, but not limited to, diversification.

          There are no specific, minimum qualifications or specific qualities or skills that the Board or the Nominating/Corporate Governance Committee requires to be possessed by any Director nominee. In identifying and evaluating Director nominees, the Nominating/Corporate Governance Committee considers the totality of the circumstances, and in particular, the criteria set forth above.

          Search Firms/Third Party Assistance

          Generally, it is the Company’s policy not to engage third parties in identifying potential Directors. Therefore, the Company does not incur costs associated with such third-party search firms or organizations.

          Stockholder Nominations

          The Nominating/Corporate Governance Committee will consider Director nominations from stockholders. Such nominations shall generally come from stockholders with a significant ownership interest in the Company. Nominations by stockholders will be considered if the stockholder or group of stockholders, individually or in the aggregate, beneficially own more than five percent (5%) of the Company’s voting common stock for at least one (1) year as of the date of the recommendation.

          The identification of the candidate and the stockholder, or the stockholder group, recommending the candidate, as well as the Nominating/Corporate Governance Committee’s decision to nominate the stockholder’s candidate, will be disclosed in the Company’s annual Proxy Statement.

          Stockholder nominations for Director must be received no later than the one hundred and twentieth (120th) calendar day before the anniversary of the date that the Company’s annual Proxy Statement was released to the stockholders in connection with the previous year’s Annual Meeting. Nominations should be sent to an Independent Director of the Company, Michael H. Fury – see Stockholder Communication Process on page 31 of this Proxy Statement. In order for a stockholder nomination for Director to be considered for the 2008 Annual Meeting of Stockholders, it must be received by the Independent Director no later than December 29, 2007. No recommendations for nominations of Directors have been received from any stockholder for the election of Directors at the Meeting.

          Attendance at Last Year’s Annual Meeting of Stockholders

          Directors are encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the Company’s Directors attended last year’s Annual Meeting of Stockholders.

OWNERSHIP OF SHARES BY MANAGEMENT

          The following table sets forth certain information as of March 31, 2007 regarding the amount of Common Stock beneficially owned by the Company’s Directors and Director nominees, the executive officers listed below under EXECUTIVE COMPENSATION and all Directors and executive officers as a group:

Beneficial Owner	Number of Shares and Nature of Beneficial Ownership*	Percent of Class**

Raymond J. Crotty (a)	852,667	3.80
Michael H. Fury (b)	589,140	2.66
Thomas E. Hales (c)	3,719,814	16.17
Edward T. Lutz (d)	34,145	***
Kevin J. Plunkett (e)	108,951	***
Howard V. Ruderman (f)	1,297,162	5.87
Kenneth J. Torsoe (g) (h)	2,276,226	10.33
Thomas M. Buonaiuto (i)	3,413	***
Francis X. Sansone (j)	59,042	***
Lawrence D. Stewart (k)	76,101	***
All Directors and executive officers as a group (11 individuals)	9,164,056	37.58

*

The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for the spouse and dependent children of the named individual, and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated in the footnotes to this table, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date.

**	Based on 21,905,092 shares of Common Stock outstanding as of March 31, 2007.

***	Less than 1.00% beneficial ownership in the Company.

(a)

Includes 206,327 shares owned by Mr. Crotty jointly with his wife, 527,780 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007, and 118,560 shares allocated to Mr. Crotty under the KSOP. Of the shares reported, 206,326 shares are held in a margin account and may be pledged as security for margin debt.

(b)

Includes 53,617 shares owned by Mr. Fury as a joint tenant with his wife (deceased), 3,393 shares which he holds as trustee for his children, and 249,150 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007. Of the shares reported, 229,997 shares are held in a margin account and may be pledged as security for margin debt.

(c)

Includes 634,823 shares owned by Mr. Hales jointly with his wife, 199,711 shares owned by his wife, 262,576 shares held by the Hales Family Foundation, Inc., 190,719 shares held by the Hales Family LLC, 1,106,125 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007, and 330,523 shares allocated to Mr. Hales under the KSOP.

(d)

Includes 5,640 shares owned by Mr. Lutz jointly with his wife, 418 shares owned by his wife, and 28,087 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007.

(e)

Includes 9,881 shares held by Mr. Plunkett’s wife, 162 shares held by Mr. Plunkett’s wife and mother jointly, and 80,238 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007. Does not include any of the 1,708,299 shares held by the KSOP, of which Mr. Plunkett is a trustee.

(f)	Includes 119,379 shares held by Mr. Ruderman’s wife and 199,320 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007.

(g)

Includes 124,575 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007. Of the shares reported, 2,151,651 shares are held in a margin account and may be pledged as security for margin debt.

(h)

If shares owned by Harald R. Torsoe were included, the total would be 3,746,342 shares (17.00%). Harald R. Torsoe is the brother of Kenneth J. Torsoe. However, Kenneth J. Torsoe disclaims beneficial ownership of the shares owned by his brother.

(i)

Includes 2,501 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007. Does not include any of the 1,708,299 shares held by the KSOP, of which Mr. Buonaiuto is a trustee, except for the 912 shares allocated to Mr. Buonaiuto under the KSOP.

(j)	Includes 35,655 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007.

(k)	Includes 59,627 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2007.

EXECUTIVE COMPENSATION

Compensation Committee Report

          The Compensation Committee and the Stock Option Committee has each reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

          Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE

Howard V. Ruderman, Chairman
Edward T. Lutz
Kenneth J. Torsoe

STOCK OPTION COMMITTEE

Kenneth J. Torsoe, Chairman
Michael H. Fury
Edward T. Lutz
Kevin J. Plunkett

Compensation Discussion and Analysis

          The Compensation Committee establishes and reviews the policies and standards for hiring executives, makes recommendations to the Company’s Board concerning hiring, promotion, and compensation policy, and performs an annual performance evaluation of the Chief Executive Officer. Annually, the Compensation Committee evaluates executive compensation, including cash compensation, incentive bonus, benefits and equity remuneration.

          The Compensation Committee consists exclusively of independent directors. The current members meet all independence requirements under applicable law and regulation, including the listing requirements of the NYSE. The Board of Directors, with assistance from the Nominating/Corporate Governance Committee of the Board, monitors the Compensation Committee’s functioning and determines the Compensation Committee’s membership, including the qualifications of each member to serve. The

Compensation Committee is guided by its Charter, a copy of which is available on the Company’s website at www.unionstate.com.

          All of the compensation (other than stock options and Company Board fees) paid to the Company’s executive officers is paid to them by the Bank. Decisions concerning the Chief Executive Officer’s compensation and guidelines for the compensation of the other executive officers are made by the Compensation Committees of the Company’s and the Bank’s Board of Directors and/or the full Boards. All references to the Company’s executive officers include the Chief Executive Officer. The Compensation Committee determines the compensation of the Chief Executive Officer by the terms of his employment agreement. The Compensation Committee determines the compensation of other executives based on the recommendations of the Chief Executive Officer.

          Compensation Policies for Executive Officers

          The Compensation Committee’s executive compensation policy is designed to provide competitive levels of compensation that align compensation with the Company’s annual and long-term performance goals, reward good performance at the Company and Bank levels, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. A significant portion of an executive officer’s compensation is performance-related, and, therefore, actual compensation levels vary from year to year and in any particular year may be above or below those of the Company’s competitors.

          The Compensation Committee also believes that stock ownership by management is beneficial in aligning the interests of management and the Company’s stockholders. Accordingly, the Compensation Committee has also relied upon stock-based compensation arrangements in compensating executive officers. The Stock Option Committee evaluates equity based compensation plans and the awarding of all equity based compensation to executive officers, including options to purchase Common Stock of the Company under the Company’s stock option plans.

          Relationship of Company’s Performance to Compensation

          The Compensation Committee considers certain measures of asset quality, including net charge-offs and the level of nonperforming loans, and other specific items such as capital ratios that the Board may have identified as being priorities. Certain subjective factors, such as the achievement of qualitative goals relating to customers and employees, and the historic level of bonus payments at competing organizations in light of their relative performance, are also considered.

          In addition, the executive officer’s length of service, contribution to the growth and profitability of the Company, and increase in market capitalization and stock performance over a representative period of time are considered. In the case of Mr. Hales and Mr. Crotty, the Compensation Committee also considers the increase in the market capitalization of the Company during the period of service, which has increased from approximately $20 million in 1983 to approximately $497 million as of March 31, 2007.

          After the Compensation Committee’s evaluation of overall corporate performance, the individual performance of each of the executive officers is evaluated in light of the factors described above that are relevant to the officer’s responsibilities in determining the executive’s overall compensation. Also considered is the proximity of the Company to New York City, for which the demand and compensation for executives is significant.

          On an annual basis the Compensation Committee compares the Company’s executive compensation and benefits structure, along with financial and stock price performance, to a benchmark (peer) group of financial institutions of similar asset size and business mix operating in the region. In 2006, the Company retained the firm of SNL Financial, L.C. that has specialists in executive compensation to prepare a report of the Company’s executive compensation as compared to a peer group for the year 2005, and the Company’s performance as compared to a peer group for the years ended December 31, 2005 and

2004, the latest periods all such data was publicly available. The Compensation Committee included the following banks in the peer group comparison: Community Bank System, Inc. (CBU), Dime Community Bancshares, Inc. (DCOM), Financial Institutions, Inc. (FISI), Flushing Financial Corporation (FFIC), Hudson Valley Holding Corp. (HUVL), Kearny Financial Corp. (KRNY), Lakeland Bancorp, Inc. (LBAI), NBT Bancorp Inc. (NBTB), OceanFirst Financial Corp. (OCFC), Partners Trust Financial Group, Inc. (PRTR), PennFed Financial Services, Inc. (PFSB), Provident Bancorp, Inc. (PBNY), Signature Bank (SBNY), Sterling Bancorp (STL), Sun Bancorp, Inc. (SNBC), Tompkins Trustco, Inc (TMP), TrustCo Bank Corp. NY (TRST) and Yardville National Bancorp (YANB). The Compensation Committee considered the information included in this report in determining the reasonableness of executive compensation for its executives. The Compensation Committee anticipates that it will repeat this review in 2007 when statistical information for 2006 is available.

          Executive Compensation Components

          Compensation paid to the executive officers for 2006 consisted primarily of salary, non-equity incentive plan compensation under the Company’s Executive Incentive Bonus Plan, and awards of stock options under the Company’s Employee Stock Option Plans. The compensation components include base salary as well as short and long-term incentive compensation, and benefits.

          Mr. Hales and Mr. Crotty have employment agreements with the Company. While each executive officer’s employment agreement is determined on the basis of the individual’s responsibilities and a comparison with salaries paid by competitors of the Company, the primary components of executive compensation are directly related to Company and Bank performance.

          Base compensation. Base salary decisions reflect, among other factors: contract obligations, regular salary increases, promotions and changes in responsibilities, tenure, market data and other elements of compensation including participation in the Executive Incentive Bonus Plan. The executive officers’ individual performance evaluations and successful completion of position-related responsibilities and initiatives are also considered when evaluating base compensation levels. Under his employment agreement, Mr. Hales’s base salary increases automatically by a minimum of $30,000 annually. In 2006, base salary for each executive officer named in the Summary Compensation Table below was: Mr. Hales $840,000; Mr. Crotty $325,000; Mr. Buonaiuto $225,000; Mr. Sansone $160,000; and Mr. Stewart $175,000.

          Non-equity incentive plan compensation. Corporate performance determines the aggregate amount of annual bonuses, if any, awarded to the executive officers under the Executive Incentive Bonus Plan. In determining the aggregate percent of consolidated net income after taxes that is awarded as bonuses under the Executive Incentive Bonus Plan and, in the case of Mr. Hales and Mr. Crotty, in accordance with his employment agreement (as negotiated upon execution or renewal), the Compensation Committee considers the financial performance of the Company in comparison to the Company’s business plan with particular emphasis on net income, return on average common equity, return on average assets and expense to revenue ratios over a representative period of time.

          We use annual cash incentives under the Executive Incentive Bonus Plan to motivate our executive officers to conduct our business in a manner that maximizes current net income after taxes and year-to-year net income growth. We do this because net income after taxes supports dividend payments to stockholders and net income growth should favorably influence stock price appreciation. Each year, each of our named executives is awarded a bonus opportunity expressed as a percentage of net income after taxes and ultimately receives an incentive payment calculated on this basis. Cash incentives vary directly with net income after taxes. For this reason, cash incentives increase from year to year only if income after taxes increases or the bonus opportunity, as a percentage of net income after taxes, is increased by the Compensation Committee.

          Long-term incentive compensation. The long-term incentive component of executive officers’ compensation for 2006 consists of awards of stock options under the Company’s Employee Stock Option Plans. The Employee Stock Option Plans are designed to link rewards for executive officers and other key personnel to increases in stockholder value, foster share ownership by the Company’s executives, and enable the Company to retain and attract key employees with superior management skills. Awards under the Employee Stock Option Plans and in accordance with each executive’s employment agreement, as applicable, consider performance in the current year and over a representative period of time as measured by the factors described above under the caption “Relationship of Company’s Performance to Compensation,” and the Company’s progress toward meeting longer-term objectives, emphasizing profitability and capital strength. The options granted to Mr. Hales and Mr. Crotty in 2006, shown under the caption “Option Awards” in the Summary Compensation Table, reflect their high level of individual performance and the Compensation Committee’s view of the importance of their role in determining the future success of the Company. The actual size of any stock option gains the executives’ will realize depends solely on the future performance of the Common Stock. Option grants made in 2006 reflected option grant commitments included in employment agreements, and option grant commitments reflected in reload provisions included in prior option grants. Option grants to executives contain three-year vesting provisions (with acceleration in certain cases such as change in control, death and disability) and modest post-employment exercise periods for vested options. As a result, option grants also serve as a retention measure for the executives and a reward for stock price appreciation likely to have been influenced by the executives’ own business conduct while employed by us.

          It has been our practice to grant stock options at a consistent time each year, generally at the time of our Compensation Committee meeting in April, and to set the exercise price at the closing sales price for our Common Stock as reported on the NYSE on the grant date. We do not as a matter of policy coordinate stock option grants with the release of financial results or other information to investors. Reload option grants occur, and carry exercise prices equal to the closing sales price for our Common Stock as reported on the NYSE, on dates chosen by the option holder consistent with the terms of his or her option agreement.

Summary Compensation Table

          The following table includes information concerning compensation for the one year period ended December 31, 2006 for services rendered to the Company by:

•	the Chief Executive Officer during 2006

•	the individuals serving as Chief Financial Officer during 2006

•	the three other most highly compensated individuals who were serving as executive officers of the Company and the Bank at December 31, 2006

Name and Principal Position(s)	Year	Salary (1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Thomas E. Hales	2006	$825,000	—	—	$247,279	$1,893,420	$359,415	$349,126	$3,674,240
Chairman of the Board and Chief Executive Officer

Raymond J. Crotty	2006	$325,000	—	—	$123,792	$394,463	$84,932	$129,000	$1,057,187
President, Chief Operating Officer and Secretary

Thomas M. Buonaiuto	2006	$222,404	—	—	$12,541	$94,671	—	$10,812	$340,428
Executive Vice President, Chief Financial Officer and Assistant Secretary

Francis X. Sansone	2006	$160,000	—	—	$12,541	$78,893	—	$11,075	$262,509
Executive Vice President and Chief Credit Officer

Lawrence D. Stewart	2006	$175,000	—	—	$16,712	$126,228	—	$28,417	$346,357
Executive Vice President and Chief Lending Officer

Steven T. Sabatini	2006	$4,327	—	—	—	—	$9,139	$17,524	$30,990
Former Senior Executive Vice President, Chief Financial Officer and Assistant Secretary*

*	Mr. Sabatini retired from all positions with the Company and the Bank on January 6, 2006. Included in All Other Compensation for Mr. Sabatini is $13,846 of vacation pay.

(1)

Includes that portion of each named executive’s salary deferred pursuant to the KSOP, the Key Employees’ Supplemental Investment Plan (“KESIP”), and the Key Employees Supplemental Diversified Investment Plan (“KESDIP”) (but not amounts contributed for the named executives by the Company, which are included under “All Other Compensation”).

(2)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), of awards granted in 2006 pursuant to the Company’s 2005 Employee Stock Option Plan. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report for 2006, a copy of which is furnished with this Proxy Statement.

(3)	Reflects payments accrued for the indicated year under the Company’s Executive Incentive Bonus Plan and for Mr. Hales and Mr. Crotty, in accordance with their employment agreements.

(4)	Reflects earnings on the KESDIP balances for the fiscal year ended December 31, 2006. Earnings on the KESIP balances are reported in the “Non-Qualified Deferred Compensation Table”.

(5)	The amount shown in “All Other Compensation” reflects:

Name	Director Fees	Employer Contributions to Qualified and Non- Qualified Plans	Company Paid Life Insurance and Supplemental Insurance	Value Attributable to Personal Use of Company Automobile	Club Memberships

Thomas E. Hales	$60,000	$147,590	$116,975	$4,488	$20,072

Raymond J. Crotty	$60,000	$34,405	$24,342	$3,573	$6,680

Thomas M. Buonaiuto	—	$8,741	$2,071	—	—

Francis X. Sansone	—	$11,075	—	—	—

Lawrence D. Stewart	—	$16,106	$1,573	—	$10,738

Steven T. Sabatini	—	$3,678	—	—	—

Non-Qualified Deferred Compensation

          The following table presents information concerning participation in the Company’s non-qualified deferred compensation plans by the executive officers named in the Summary Compensation Table:

Name and Principal Position	Executive Contributions in Last Fiscal Year End(1)	Employer Contributions in Last Fiscal Year End(2)	Aggregate Earnings in Last Fiscal Year End(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Thomas E. Hales	$548,304	$136,412	$1,080,957	—	$8,650,071
Chairman of the Board and Chief Executive Officer

Raymond J. Crotty	$78,538	$21,927	$161,626	—	$1,172,989
President, Chief Operating Officer and Secretary

Thomas M. Buonaiuto	—	—	—	—	—
Executive Vice President, Chief Financial Officer and Assistant Secretary

Francis X. Sansone	—	—	—	—	—
Executive Vice President and Chief Credit Officer

Lawrence D. Stewart	$4,621	$3,628	$2,278	—	$23,954
Executive Vice President and Chief Lending Officer

Steven T. Sabatini	—	—	$9,139	$433,407	—
Former Senior Executive Vice President, Chief Financial Officer and Assistant Secretary*

*	Mr. Sabatini retired from all positions with the Company and the Bank on January 6, 2006.

(1)	Reflects executive contributions to the Company’s non-qualified deferred compensation plans for 2006. Contributions are included in the “Summary Compensation Table” under the captions “Salary”.

(2)	Reflects Company contributions to the KESIP and KESDIP, which include Company matching contributions and optional contributions.

(3)

Earnings on the KESDIP balances are included here and under the section “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table”. Earnings on the KESIP balances are not above market and, as a result, are reported in the above table only.

Grants of Plan-Based Awards Table

          The following table presents the options granted to each of the executive officers named in the Summary Compensation Table in 2006. The options referred to below were granted under the Company’s 2005 Employee Stock Option Plan. Each option has a ten year term, with the exception of Mr. Hales’s incentive stock option grants which have a five year term and are granted at 110% of market value. One-third of each option generally becomes exercisable one year from the date of grant, and one-third of each option becomes exercisable on each year thereafter until fully exercisable, with the exception of the March 8, 2006 reload grant to Mr. Crotty, of which 50% is exercisable after three months and 100% is exercisable after six months. In December 2006, the Board changed the vesting on all future reload grants so that one-third of each option becomes exercisable one year from the date of grant, and one-third becomes exercisable on each year thereafter until fully exercisable.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name and Principal Position	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options		Exercise or Base Price of Option Awards

Thomas E. Hales	4/12/06	—	—	—	—	—	—	—	4,145		$24.12	(1)
Chairman of the	4/12/06								138,225		$21.93
Board and Chief	12/26/06								278,720	(2)	$24.53
Executive Officer

Raymond J. Crotty	3/8/06	—	—	—	—	—	—	—	3,567	(2)	$21.83
President, Chief	4/12/06								53,389		$21.93
Operating Officer
and Secretary

Thomas M.	4/12/06	—	—	—	—	—	—	—	7,500		$21.93
Buonaiuto
Executive Vice
President, Chief
Financial Officer and
Assistant Secretary

Francis X. Sansone	4/12/06	—	—	—	—	—	—	—	7,500		$21.93
Executive Vice
President and Chief
Credit Officer

Lawrence D. Stewart	4/12/06	—	—	—	—	—	—	—	10,000		$21.93
Executive Vice
President and Chief
Lending Officer

Steven T. Sabatini	—	—	—	—	—	—	—	—	—		—
Former Senior
Executive Vice
President, Chief
Financial Officer and
Assistant Secretary*

*	Mr. Sabatini retired from all positions with the Company and the Bank on January 6, 2006.

(1)	These options were granted at 110% of fair market value with a five (5) year term.

(2)

These options were issued under the stock option reload provision contained in the executive’s employment agreement. The reload feature entitles the executive to receive options to purchase Common Stock for the number of shares tendered on exercise of stock options awarded under the Company’s 2005 Employee Stock Option Plan.

Outstanding Equity Awards Value at Year End Table

          The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named in the Summary Compensation Table at December 31, 2006.

	Option Awards					Stock Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Thomas E. Hales	135,282		—	$14.10	5/20/08	—	—	—	—
Chairman of the	50,752			$12.02	12/23/08
Board and Chief	113,409			$10.14	4/7/09
Executive	133,228			$10.94	4/13/10
Officer	14,338			$10.41	5/10/10
	135,950			$14.16	5/8/12
	18,453			$13.71	5/24/12
	5,041			$14.04	1/16/13
	142,370			$14.41	4/16/13
	4,517			$24.34	3/15/09
	140,769			$19.83	4/14/14
	1,600			$21.81	4/14/09
	4,156			$24.06	3/14/10
	877			$21.87	3/14/15
	142,370			$19.29	5/3/15
	15,556			$19.29	5/3/15
		4,145		$24.12	4/12/11
		138,225		$21.93	4/12/16
		278,720		$24.53	12/26/16

Raymond J.	46,301		—	$14.10	5/20/08	—	—	—	—
Crotty	43,529			$10.14	4/7/09
President, Chief	44,248			$10.94	4/13/10
Operating	53,389			$10.21	4/4/11
Officer and	22,334			$14.16	5/8/12
Secretary	53,389			$14.16	5/8/12
	47,878			$12.78	1/30/13
	53,389			$14.41	4/16/13
	2,012			$17.49	12/19/13
	4,844			$20.65	2/20/14
	875			$20.65	2/20/14
	53,389			$19.83	4/14/14
	4,356			$22.95	2/4/15
	53,389			$19.29	5/3/15
	19,975			$19.29	5/3/15
	3,119			$22.26	9/26/15
	3,567			$21.83	3/8/16
		53,389		$21.93	4/12/16

Thomas M.	—	7,500	—	$21.93	4/12/16	—	—	—	—
Buonaiuto
Executive Vice
President, Chief
Financial Officer
and Assistant
Secretary

	Option Awards					Stock Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercis- able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Francis X.	2,941		—	$14.10	5/20/08	—	—	—	—
Sansone	4,011			$10.14	4/7/09
Executive Vice	4,011			$10.94	4/13/10
President and	4,457			$10.21	4/4/11
Chief Credit	4,457			$14.16	5/8/12
Officer	4,457			$14.41	4/16/13
	4,410			$19.83	4/14/14
	4,410			$20.14	5/25/15
		7,500		$21.93	4/12/16

Lawrence D.	2,941		—	$14.10	5/20/08	—	—	—	—
Stewart	5,349			$10.14	4/7/09
Executive Vice	6,685			$10.94	4/13/10
President and	6,685			$10.21	4/4/11
Chief Lending	6,685			$14.16	5/8/02
Officer	8,104			$14.41	4/16/13
	9,922			$19.83	4/14/14
	9,922			$20.14	5/25/15
		10,000		$21.93	4/12/16

Steven T.	—	—	—	—	—	—	—	—	—
Sabatini
Former Senior
Executive Vice
President, Chief
Financial Officer
and Assistant
Secretary*

*	Mr. Sabatini retired from all positions with the Company and the Bank on January 6, 2006.

Option Exercises and Stock Vested Table

          The following table includes certain information with respect to the options exercised by the executive officers named in the Summary Compensation Table during the year ended December 31, 2006.

	Option Awards		Stock Awards

Name and Principal Position	Number of Shares Acquired on Exercise	Value realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Thomas E. Hales	438,685	$6,194,029	—	—
Chairman of the Board and Chief
Executive Officer

Raymond J. Crotty	16,821	$289,321	—	—
President, Chief Operating Officer
and Secretary

Thomas M. Buonaiuto	—	—	—	—
Executive Vice President, Chief
Financial Officer and Assistant
Secretary

Francis X. Sansone	—	—	—	—
Executive Vice President and
Chief Credit Officer

Lawrence D. Stewart	—	—	—	—
Executive Vice President and
Chief Lending Officer

Steven T. Sabatini	—	—	—	—
Former Senior Executive Vice
President, Chief Financial Officer
and Assistant Secretary*

*	Mr. Sabatini retired from all positions with the Company and the Bank on January 6, 2006.

Employment Agreements

          At December 31, 2006, the Company and the Bank were committed under employment agreements with Mr. Hales and Mr. Crotty requiring: (i) annual salaries of $840,000 (subject to minimum annual increases of $30,000) and $325,000, respectively; (ii) minimum annual bonus payments equal to six and one and one-quarter percent of net income of the Company under the Executive Incentive Bonus Plan, respectively; (iii) annual stock option grants of 142,370 shares and 53,389 shares, respectively, which contain certain reload features; (iv) maintenance of certain disability and life insurance policies; (v) the executives’ participation on generally applicable terms and conditions in all compensation and employee benefit plans covering employees of the Company or the Bank; and (vi) customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. Mr. Hales’s employment agreement is for a five-year term, expiring November 16, 2008, and the employment agreement for Mr. Crotty is for a three-year term, expiring July 28, 2007.

Potential Payments Upon Termination or Change of Control

          The amount of compensation payable to each of the executive officers of the Company named in the Summary Compensation Table upon voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is set forth below. The amounts set forth below assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

          Under their employment agreements, Mr. Hales and Mr. Crotty are entitled to certain severance payments and benefits in the event of termination without cause or death during the employment term or voluntary resignation during the employment term within 90 days following: loss of title, office or membership on the Board of Directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice; or material breach of contract (including reduction in base salary and any change in the terms and conditions of compensation or benefits that has a material adverse effect on the aggregate value of the executive’s compensation package) which is not cured within 30 days following notice. Such payments include: (i) continued insurance benefits for the remaining employment term; (ii) a lump sum payment (or, at the election of the executive, monthly payments over a period of three to five years) equal to the estimated present value of the executive’s salary (a) for Mr. Hales, for the remaining employment term and (b) for Mr. Crotty, for one year, in each case at the highest annual salary paid prior to the date of termination; (iii) a lump sum payment (or, at the election of the executive, monthly payments over a period of three to five years) equal to the estimated present value of all payments that would have been made to the executive under all cash bonus and short and long-term incentive compensation plans for the remaining employment term; (iv) a lump sum supplemental pension payment (or, at the election of the executive, monthly payments over a period of three to five years) equal to the present value of employer contributions that would have been made to all defined contribution plans during the remaining employment term; (v) at the election of the Company or the Bank, a lump sum payment in an amount equal to the spread of any options or stock appreciation rights held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted stock; and (vi) title to the car provided to the executive by the Company. Assuming the preceding events occurred at December 31, 2006, Mr. Hales and Mr. Crotty would receive $8,392,158 and $2,156,997, respectively

          In the event of a change in control, Mr. Hales and Mr. Crotty are also entitled to the severance benefits set forth above upon a termination of employment under any of the circumstances set forth above or certain other circumstances, including voluntary resignation. Such severance benefits will be calculated as if Mr. Hales and Mr. Crotty each has three years remaining in the employment term.

          If the Company or the Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements with Mr. Hales and Mr. Crotty, the Company or the Bank would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that the Company and/or the Bank, rather than the executive, bears the financial cost of the excise tax. Neither the Company nor the Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment. Assuming the preceding events of change in ownership occurred at December 31, 2006, Mr. Hales and Mr. Crotty would receive $11,602,430 and $2,918,790, respectively, as change in control benefit payments. These estimated benefit payments include the value of unvested stock options, which would fully vest upon death, disability, a change in control of the Bank or the Company, or retirement. At December 31, 2006, Mr. Hales and Mr. Crotty had 421,090 and 53,389 unvested shares, respectively, which represented an accelerated value of $60,469 and $23,362, respectively, as of December 31, 2006, assuming the full vesting upon death, disability, a change in control of the Bank or Company, or retirement. The gross-up payment included in the aforementioned benefit payments would be $3,210,272 for Mr. Hales and $791,793 for Mr. Crotty.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During the fiscal year ended December 31, 2006, Messrs. Ruderman (Chairman), Lutz, and Torsoe served on the Compensation Committee and Messrs. Torsoe (Chairman), Fury, Lutz, and Plunkett served on the Stock Option Committee. See “Certain Relationships and Transactions With Management” below for a description of certain business relationships between the Company or the Bank and Mr. Plunkett and Mr. Fury. There were no interlocks, as defined under the rules and regulations of the SEC, between members of either the Compensation Committee or Stock Option Committee or executive officers of the Company and corporations with which such persons are affiliated.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

          It is the practice and policy of the Company that the Board of Directors approve, in advance, all transactions between the Company or the Bank and any “related persons,” which includes the Directors and executive officers of the Company or the Bank and members of their immediate families, as well as any holders of more than 5% of the Company’s Common Stock and members of the immediate families of such holders. If the transaction involves a Director, that Director abstains from voting on the matter. During 2006, some of the Directors and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) were indebted to the Bank in amounts in excess of $120,000. However, all such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons, and no such loan is classified at present as a non-accrual, past due, restructured or potential problem loan.

          Outside of normal customer relationships, none of the Directors, executive officers or 5% stockholders of the Company (or members of their immediate families) presently maintains, directly or indirectly, any significant business or personal relationship with the Company or the Bank, other than such as might arise by virtue of his position with, or ownership interest in, the Company, except as follows: Kevin J. Plunkett is a partner in the law firm of Thacher Proffitt & Wood LLP, which was employed by the Company and the Bank during 2006, and Thacher Proffitt & Wood LLP received approximately $87,000 for services rendered and related out-of-pocket disbursements. This law firm also represented the Bank for loan closings for which additional fees of approximately $426,000 were paid by customers of the Bank during 2006. Mr. Plunkett does not have a direct business relationship with the Company or the Bank. Mr. Michael H. Fury is a partner in the law firm of Fury, Kennedy & Griffin, which firm represented the Bank for loan closings for which fees of approximately $12,000 were paid by customers of the Bank during 2006.

          Charitable Contributions

          The Company reviews annually contributions made to any not-for-profit or other charitable organizations on which the Company’s Directors serve as an officer or director or in any other executive capacity. Based on such review, the Company has not made any contributions to any not-for-profit or other charitable organizations for which any Director has any involvement as previously described for which such contribution exceeds more than two (2) percent of such organization’s gross consolidated annual revenues or two (2) percent of the Company’s gross consolidated annual revenues.

          Corporate Governance Principles and Practices

          As previously noted, the Company has established Corporate Governance Principles and Practices to guide the Company and its Board with respect to overall corporate governance matters. The Corporate Governance Principles and Practices, as well as Charters for each of the Company’s Board committees:

Audit Committee, Stock Option Committee, Compensation Committee, and Nominating/Corporate Governance Committee, are available on the Company’s website at www.unionstate.com. A copy of such documents will be provided to any stockholder upon request.

          Code of Business Conduct and Ethics

          The Company has a Code of Business Conduct and Ethics applicable to all employees. In addition, the Company has established a Code of Ethics specific to Financial Officers of the Company and the Chief Executive Officer. Each of these Codes of Ethics is available on the Company’s website at www.unionstate.com, and copies will be provided to any stockholder upon request.

          Chief Executive Officer’s Certification to the New York Stock Exchange

          In 2006, the Company submitted a Section 12(a) CEO Certification to the NYSE. In addition, the Company filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, a Certification of the Chief Executive Officer and a Certification of the Chief Financial Officer pursuant to 18 U.S.C. SECTION 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. The Chief Executive Officer will provide a certification to the NYSE that he is not aware of any violation by the Company of NYSE Corporate Governance Listing Standards within 30 days after the date of the Meeting.

ITEM 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          On recommendation of the Audit and Examining Committees of the Company and the Bank, respectively, the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company and the Bank for the year ending December 31, 2007. The relationship with Deloitte & Touche LLP as the independent registered public accounting firm of the Company began in 1980. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions. The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2007 at the Meeting.

Principal Accounting Firm: Fees and Policies

          Set forth below is a summary of the fees paid by the Company for the years ended December 31, 2006 and December 31, 2005 to the Company’s principal accounting firm, Deloitte & Touche LLP:

Fees	December 31, 2006	December 31, 2005

Audit Fees	$545,000	$495,000
Audit-Related Fees	$30,200	$29,900
Tax Fees (a) (c)	$41,800	$34,750
All Other Fees (b) (c)	—	—

(a)	Services under the caption Tax Fees consisted principally of corporate compliance and consulting tax services.

(b)	Services under the caption All Other Fees consisted principally of various due diligence and compliance-related services.

(c)	Non-audit services approved by the Audit Committee approximated 6.8 percent and 6.2 percent of all fees paid to the Company’s principal accounting firm in 2006 and 2005, respectively.

          Deloitte & Touche LLP did not render any services related to financial information systems design and implementation during fiscal years 2006 and 2005.

          Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm appointed to conduct the Company’s audit. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

          Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

          1. Audit services include work performed in the audit of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, attest services, and consultation regarding financial accounting and/or reporting standards.

          2. Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

          3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

          4. Other Fees are those associated with services not captured in the other categories.

          Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval as outlined above, it will require specific pre-approval by the Audit Committee.

STOCKHOLDER COMMUNICATION PROCESS

          Stockholders and/or interested parties may communicate with the Company’s Board of Directors by sending a letter, e-mail, or other written communication to an Independent Director of the Company, Michael H. Fury, at:

Michael H. Fury, Director
C/O Robert E. Blackburn, Esq.
General Counsel
U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York 10962
(845) 365-4600
Email: rblackburn@unionstate.com

The above-named Independent Director of the Company will receive and review each communication sent to the Company’s Board of Directors. Upon reviewing each communication, the Independent Director will promptly forward the communication(s) or items received to the Nominating/Corporate Governance Committee, which will evaluate each communication and direct such communication to the Board or individual Director(s) as circumstances may dictate. Communications deemed to be frivolous or irrelevant by the Nominating/Corporate Governance Committee will not be forwarded to the Board or any individual Director. A file of each communication received by the named Independent Director of the Company and any response thereto will be maintained in the corporate records of the Company.

OTHER MATTERS

          The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters as directed by the Board.

STOCKHOLDER PROPOSALS

          Stockholders interested in submitting a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Stockholders in 2008 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company’s Corporate Secretary no later than December 29, 2007.

Date: April 27, 2007

By order of the Board of Directors

Raymond J. Crotty
President, Chief Operating Officer and Secretary

THIS PROXY IS REVOCABLE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR THE DIRECTORS BELOW AND FOR RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

						Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

					FOR	AGAINST	ABSTAIN
1.	Election of two (2) directors, constituting Class I members of the Board of Directors, to a three-year term of office.	VOTE FOR all nominees (except as marked to the contrary)	VOTE WITHHELD for all nominees	2.

The ratification of the appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for the audit of the Company’s consolidated financial statements for the year ending December 31, 2007.

					☐	☐	☐
	01 Howard V. Ruderman 02 Edward T. Lutz	☐	☐

The persons named as proxies herein will vote the shares represented by this proxy as directed by the Board of Directors of the Company upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Company is not currently aware of any other business that may come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 27, 2007, attached thereto.

(Instruction: To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) in the space provided below.)

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/ubh		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Revocable Proxy U.S.B. HOLDING CO., INC. 100 Dutch Hill Road Orangeburg, New York 10962 2007 Annual Meeting of Stockholders

          This Proxy is solicited by the Board of Directors of U.S.B. Holding Co., Inc., a Delaware corporation (the “Company”). The undersigned stockholder(s) of the Company hereby appoints Robert E. Blackburn and Michael A. Tedesco, and each of them, attorneys and proxies with full power of substitution and revocation, and hereby authorize them/him, to represent and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901, on Wednesday, May 23, 2007, at 10:00a.m. (local time), and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as specified on the reverse side.

          This Proxy also delegates discretionary authority with respect to any other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

See Voting Instructions on Reverse Side

Address Change/Comments (Mark the corresponding box on the reverse side)

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